Exhibit 99.1

McCLATCHY ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR DEBT SECURITIES

SACRAMENTO, Calif., May 22, 2008—The McClatchy Company (NYSE-MNI) today announced the purchase of $300 million aggregate principal amount of debt securities pursuant to its previously announced tender offer, which expired as of 5:00 P. M., New York City time, on May 21, 2008.

Pat Talamantes, McClatchy’s chief financial officer, said, “We are pleased with the results of the tender offer. The oversubscription to the offer is clearly a reflection of a win-win transaction for the company and its bond holders. We were able to reduce debt by $17.5 million and lower our ongoing interest costs, and expect to record a $19.5 million pre-tax gain on the extinguishment of this debt. We will continue to focus on debt reduction and expect debt to be in the $2 billion range by the end of 2008.”

The table below identifies the principal amount of each series of securities validly tendered in the tender offer and the principal amount that McClatchy has accepted for purchase under the terms of the Offer to Purchase as well as the applicable proration factors. The amounts of each series of securities purchased in the tender offer were determined based on the aggregate principal amount of each series of securities validly tendered and not validly withdrawn on or before the expiration date, in accordance with the priorities and maximum tender amounts of each series of debt securities identified in the "Acceptance Priority Level and Maximum Tender Amount" column in the table below and subject to the maximum tender offer amount of $300 million.  The principal amount tendered of each series of securities subject to the tender offer exceeded the respective principal amounts being accepted for purchase pursuant to the Offer to Purchase, therefore purchases of tendered securities of each series of securities will be subject to proration by the factor identified in the “Proration Factor” column in the table below.

The consideration for the securities accepted for purchase as set forth in the Offer to Purchase, plus accrued and unpaid interest, will be paid by McClatchy today to The Depository Trust Company, which will allocate such funds to the holders entitled thereto. Securities that have been tendered but not accepted for purchase will be promptly returned to the tendering parties.

    The following table identifies the principal amount of each series of securities validly tendered in the tender offer and the principal amount that McClatchy has accepted for purchase under the terms of the offer to purchase.

CUSIP Number	Title of Security	Acceptance Priority Level and Maximum Tender Amount	Principal Amount Tendered	Principal Amount Accepted	Proration Factor

499040AD5	9.875% Debentures due April 15, 2009	1 Maximum of $150 million	$153.366 million	$150 million	97.8

499040AM5	7.125% Notes due June 1, 2011	2 Maximum of $130 million	$183.460 million	$130 million	70.9

499040AN3	4.625% Notes due November 1, 2014	3 Maximum of $50 million	$20.502 million	$20 million	97.6

This press release is neither an offer to purchase, nor a solicitation for acceptance of the tender offer. McClatchy made the tender offer only by, and pursuant to the terms of, the Offer to Purchase dated April 23, 2008, as amended by a press release dated May 7, 2008, and the related Letter of Transmittal.

J.P. Morgan Securities Inc. acted as the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc., Liability Management Group at (866) 834-4666 (toll-free) and (212) 834-4077 (collect).

About McClatchy:

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, operating expenses, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of an economic recession in markets where McClatchy operates its newspapers may reduce its income and cash flow greater than expected; McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.